Exhibit (h)(3)

SUPPLEMENTAL ADVISORY FEE WAIVER AGREEMENT

with respect to investments in the

GE Institutional Funds—Money Market Fund

This Supplemental Advisory Fee Waiver Agreement dated as of April 15, 2011 (this “Agreement”) is hereby made by and between GE Asset Management Incorporated (“GEAM”), and each of the following other parties:

Elfun Trusts

Elfun International Equity Fund

Elfun Income Fund

Elfun Diversified Fund

(each such entity, a “Fund Company”).

This Agreement shall be treated as a separate agreement between GEAM and each Fund Company, which has been combined into this single document for the convenience of the parties.

RECITALS

(A)    Each Fund Company is an open-end investment management company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

(B)    Each Fund Company may from time to time invest in the Investment Class shares of the Money Market Fund (the “Money Fund”) series of the GE Institutional Funds.

(C)    GEAM is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

(D)    Each Fund Company currently reimburses GEAM for GEAM’s reasonable costs of providing investment advisory services to the Fund Company pursuant to an investment advisory agreement between GEAM and the respective Fund Company (collectively, the “Advisory Agreements”).

(E)    GEAM and each Fund Company desire to memorialize their mutual understanding regarding GEAM’s waiver of a specified portion of its management expenses under the respective Advisory Agreement with respect to those Fund Company assets that are invested in the Money Fund. The Board of the Trustees has approved this Agreement on behalf of the Fund Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein, the parties hereto agree as follows:

1.	Waiver of Management Expenses for Money Fund Investments

GEAM agrees to waive its management expenses charged to a Fund Company under the applicable Advisory Agreement that are otherwise payable with respect to the assets of that Fund Company, by an amount equal to the management fees payable to GEAM by the Money Fund on those assets invested by that Fund Company in the Money Fund.

2.	Term and Termination

This Agreement will become effective on April 30, 2011 and will continue in effect for one year, unless renewed by mutual agreement of GEAM and each Fund Company for an additional one-year term, or other specified period, by the Board of Trustees, and until the earlier of (a) the termination of the applicable Advisory Agreement, or (b) the parties otherwise agree to terminate the Agreement.

3.	Amendment

This Agreement may be amended only by a written agreement signed by each of the parties hereto.

4.	Miscellaneous

(a)    This Agreement shall be binding upon the parties hereto, but not upon their transferees, successors and assigns.

(b)    Neither party may assign this Agreement, or any of the rights, obligation or liabilities under this Agreement, without the written consent of the other party.

(c)    No provisions of this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. This Agreement is intended for the exclusive benefit of the parties hereto.

(d)    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall together constitute one and the same instrument.

(e)    This Agreement shall be interpreted, construed and enforced in accordance with the laws of the state of New York, without reference to the conflict of laws principles thereof.

(f)    If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been part of this Agreement.

(g)    The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(h)    Any question of interpretation of any term or provision of this Agreement, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement of the 1940 Act, shall have the same meaning as and be resolved by reference to the Advisory Agreement and/or the 1940 Act.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ELFUN TRUSTS ELFUN INTERNATIONAL EQUITY FUND ELFUN INCOME FUND ELFUN DIVERSIFIED FUND ELFUN MONEY MARKET FUND

By:
Name:	Michael J. Cosgrove
Title:	Trustee

GE ASSET MANAGEMENT INCORPORATED

By:
Name:	JoonWon Choe
Title:	Senior Vice President

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